UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K
                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


 Date of Report (Date of earliest event reported): March 7, 2005


                          DCI USA, INC.
     (Exact name of registrant as specified in its charter)

        Delaware               000-31143             22-3742159
 State or other jurisdiction  (Commission           (IRS Employer
     of incorporation)        File Number)      Identification No.)

                       20 West 64th Street
                    New York, New York 10023
            (Address of principal executive offices)


                          718-383-5255
      (Registrant's telephone number, including area code)


                        231 Norman Avenue
                       Brooklyn, NY 11222
  (Former name or former address, if changed since last report)

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on November 29, 2004 DCI USA, Inc. assumed the payment obligation of 231 Norman Avenue Property Development, LLC, a New York limited liability company ("231 NAPD"), to Elliot Rubin in the original principal amount of $200,000. Principal accrues at the rate of 12% per annum, and $2,000 is payable on the 28th day of each month until maturity of the note on October 28, 2005. The $200,000 was lent to 231 Norman Avenue, LLC, a New York limited liability company ("231 Norman"). Reference is made to the description of this transaction and the related agreements which were filed on Current Report on Form 8-K dated December 3, 2004.
On March 7, 2005, we borrowed $100,000 from NY2K, Inc., a New York business service company, payable March 7, 2006. Interest accrues on said amount at the simple interest rate of 8%, and is payable every quarter commencing June 7, 2005. The proceeds of the loan from NY2K, Inc. and $100,000 which was received from Cornell Capital pursuant to our previous agreement with Cornell were used to satisfy in full our obligation to Elliot Rubin. The agreement with Cornell Capital was previously described on the Current Report on Form 8-K filed on February 14, 2005.
For all the terms and conditions of the Note from us to NY2K, Inc., reference is hereby made to such agreement annexed hereto
as  Exhibit  10.43.   All statements made herein  concerning  the
foregoing agreement are qualified by references to said exhibit.

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 11, 2005, Adam Ofek resigned as President, Chief Financial Officer and a director; Sam Klepfish resigned as Vice President, Secretary and a director; and Michael Gibbs resigned as a director of DCI USA, Inc. Said resignations were made for personal reasons and not because of any disagreement wit the registrant.

On March 11, 2005, the Board of Directors appointed Jonathan Ilan
Ofir as Chairman of the Board and Chief Executive Officer and
Michael Gibbs as Chief Financial Officer.

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during the past five years, and any other directorships held in reporting companies. There are no family relationships among the persons described below.

Jonathan Ilan Ofir has been the President of Gunther Franz, Inc., an investment company involved in real estate holdings, since January 1997. Since April 2002 present Mr. Ofir has been the co-manager of Power Equity Management, LLC, a private company involved in real estate transactions and investments. From 1994 through 1997, Mr. Ofir was Chairman and President of Catalana Ban 58 Inc., one the largest shirt manufacturers and textile companies in Israel. From 1994 through 1997, Mr. Ofir founded Teno Direct Investments Ltd., a company focused on investing in opportunities that would benefit from capital, changes in management and rationalizing operations through mergers and strategic alliances. Mr. Ofir received an MBA in International Finance, in 1990 and a BA in Statistics and Economics in 1989 from Hebrew University, Jerusalem, Israel.

Michael Gibbs is the President of Page Mill Corporation, a. business consulting firm, which he began in 1971. Since 1999, Mr. Gibbs has consulted to certain privately owned businesses, including the largest freight airline in Florida. From September 1996 to April 1999, he was President, Chief Executive Officer and Chairman of the Board of Directors of Compass Plastics Corporation and its predecessor, a manufacturer of television and computer cabinets and related items. Mr. Gibbs began his business career in 1964 with the international business consulting firm of Booz Allen & Hamilton and spent five years as Vice President of Corporate Planning for ReLiance Holdings Corporation (formerly, Leasco Corporation) before becoming an independent entrepreneur and business advisor in 1973. For the past 32 years, Mr. Gibbs has served as a financial and business advisor to third parties in the identification, financing, acquisition and operation of approximately 45 businesses, and has participated as a principal stockholder, executive officer and director in certain of such businesses. Mr. Gibbs received a BS degree in Engineering from the University of Alabama. in 1957 and a Masters degree in Industrial Management from New York Polytechnic Institute in 1965.

There is no transaction during the last two years, or any proposed transactions, to which DCI USA, Inc. was or is a party with any of the foregoing individuals or any member of their respective immediate family.

Section 8 - Other Events
Item 8.01 Other Events.

On March 7, 2005, 231 NAPD increased its equity by approximately $3,500,000 by bringing in an additional equity member and closed on a $10 million loan with Washington Mutual Bank. The loan was done to satisfy all prior loans affecting title to the real estate located at 231 Norman Avenue, Brooklyn, New York and to begin renovations at the property to construct commercial lofts and retail space. As a result of this transaction, the equity interest of 231 Norman in 231 NAPD decreased from 60% to 30% and 231 Norman is now solely owned by David Yerushalmi.
On March 7, 2005 we consented to permit 231 Norman to arrange for Hypothecators Mortgage Company to cancel its Option and Pledge Agreement with respect to the $400,000 loan originally made by Hypothecators to 231 NAPD. This transaction was done to remove any cloud of title on the underlying property owned by 231 NAPD in order to facilitate the Washington Mutual Loan; the transaction affects neither our debt of $400,000 to Hypothecators nor the $600,000 note payable to us from 231 NAPD.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
  (a)  Financial Information.   Not applicable
  (b)  Pro forma financial information.   Not applicable
  (c)  Exhibits
       Exhibit 10.43  Note dated March 7, 2005 between DCI USA,
        Inc. and NY2K, Inc.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DCI USA, INC.
                                   (Registrant)

                                   By: /s/ Jonathan Ilan Ofir
                                   Jonathan Ilan Ofir,
                                   Chief Executive Officer



Date:  March 14, 2005